EXHIBIT 5.1

OPINION OF HARNEY WESTWOOD & RIEGELS

        HARNEYS

        British Virgin Islands lawyers

Harney Westwood & Riegels Craigmuir Chambers PO Box 71, Road Town Tortola, British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547 www.harneys.com
4 October 2007	Your Ref
Our Ref 037714.0002-SLR
Doc ID 1460335_5

Titanium Group Limited
4th Floor, BOCG Insurance Tower
134 – 136 Des Voeux Road Central
Hong Kong

Dear Sirs

TITANIUM GROUP LIMITED (the “Company”)

1.	We are lawyers qualified to practise in the British Virgin Islands and have been asked to advise in connection with:

(i)
an amendment no. 2 to Form S-1 registration statement under the United States Securities Act of 1933 (the “Securities Act”) to be filed by the Company with the Securities and Exchange Commission in connection with the sale of 4,014,400 shares in the Company (the “Registration Statement”); and

(ii)
three Series A 8% Senior Convertible Debentures due 3 April 2010 each dated 3 April 2007 in the aggregate principal amount of up to USD1,450,000, convertible into a total of 4,833,333 shares in the Company (the “Conversion Shares”) at the rate of USD0.30 per share, offered by the Company in a private offering pursuant to Regulation D promulgated under the Securities Act (the “Debentures”).

2.	For the purpose of this opinion, we have examined the following documents:

(a)	a facsimile copy of the final form draft Registration Statement;

(b)	a facsimile copy of the executed Debentures; and

(c)	(i)	a copy of the Memorandum and Articles of Association and Certificate of Incorporation of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 19 September 2007;

(ii)	an original registered agent’s certificate dated 14 September 2007 identifying the

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director and shareholders of the Company, issued by Offshore Incorporations Limited, the Company’s registered agent (the “Registered Agent’s Certificate”);

(iii)
a facsimile copy of the minutes of two meetings of the directors of the Company held on 17 May 2004, 20 June 2005 and 10 August 2005 respectively, together authorising the issuance of all the issued shares in the Company as at the date of the Registered Agent’s Certificate (the “Directors’ Resolutions”);

(iv)
a facsimile copy of the minutes of a meeting of the directors of the Company held on 30 March 2007 containing the resolutions of the directors of the Company authorising, among other things the entry into and execution of the Debentures; and a facsimile copy of the minutes of a meeting of the directors of the Company held on 4 October 2007 containing resolutions of the directors of the Company ratifying the entry into and execution of the Debentures and authorising the issuance of the shares on conversion of the Debentures (the “BoardResolutions”);

(v)	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 4 October 2007;

(vi)	the records of proceedings on file with, and available for inspection on 4 October 2007 at the High Court of Justice, British Virgin Islands; and

(vii)
a facsimile copy of the director’s certificate dated 3 October 2007 (together with the attached register of members of the Company) in connection with the issued share capital of the Company, the Debentures and the Conversion Shares (the “Directors’ Certificate”).

3.           For the purposes of this opinion we have assumed without further enquiry:

(a)	the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of such originals;

(b)	the genuineness of all signatures and seals;

(c)	the accuracy and completeness of all corporate minutes, resolutions and records which we have seen;

(d)	the accuracy of any and all representations of fact expressed in or implied by the documents we have examined;

(e)
that the information disclosed by our searches at the British Virgin Islands High Court Registry and of the Registry of Corporate Affairs and our oral enquiries at the British Virgin Islands High Court Registry was then accurate and has not since been altered and that such searches did not fail to disclose any information which had been delivered for

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registration but did not appear from the information available at the time of our searches and that such oral enquiry did not fail to elicit any material information; and

(f)	that the Debentures constitute valid, legally binding and enforceable obligations of the Company under the laws of the State of New York, by which law they are expressed to be governed;

(g)	that the Directors’ Resolutions, Directors’ Certificate and the Board Resolutions remain in full force and effect.

4.	Based on the foregoing, and subject to the qualifications expressed below, our opinion is as follows:

(a)
The Company is a company duly registered with limited liability for an unlimited duration under the BVI Business Companies Act (No 16 of 2004), and is validly existing and in good standing under the laws of the British Virgin Islands.  It is a separate legal entity and is subject to suit in its own name.

(b)	(i)	Pursuant to the Memorandum and Articles of Association of the Company, the Company’s authorised share capital is US$1,000,000.00 divided into 100,000,000 shares with a par value of US$0.01 each.

(ii)	Pursuant to the Registered Agent’s Certificate, the Company’s issued share capital is US$500,000.00.

(iii)
Once the details of the person(s) to whom the Conversion Shares will be issued have been entered into the register of members of the Company, the Conversion Shares will have been issued as fully paid non assessable shares of the Company.

5.
This opinion is confined to and given on the basis of the laws of the British Virgin Islands as they are in force at the date of this opinion.  We have made no investigation of, and express no opinion on, the laws of any other jurisdiction.

6.
We hereby consent to the use of our name in the Registration Statement and Prospectus attached thereto in the section captioned "Legal Matters", and we hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

Yours faithfully
HARNEY WESTWOOD & RIEGELS

/s/ Harney Westwood & Riegels

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